Exhibit 2.2





                         DATED the 9th day of July, 2001





                             (1) QUAD EUROPE LIMITED

                         (2) TYCO ELECTRONICS UK LIMITED





                -------------------------------------------------

                           SALE AND PURCHASE AGREEMENT

                 for the purchase by Tyco Electronics UK Ltd of

                   the business and assets of Quad Europe Ltd

               --------------------------------------------------

                                      INDEX

                               TABLE OF CONTENTS

1.   DEFINITIONS..................................................... 1

2    AGREEMENT FOR SALE.............................................. 6

3    EXCLUDED ASSETS................................................. 8

4    VALUE ADDED TAX................................................. 8

5    PURCHASE PRICE.................................................. 9

6    COMPLETION..................................................... 10

7    POST COMPLETION OBLIGATIONS.................................... 11

8    BOOK DEBTS..................................................... 11

9    EMPLOYEES...................................................... 12

10   RISK AND TITLE................................................. 13

11   APPORTIONMENTS................................................. 14

12   MUTUAL INDEMNITIES............................................. 14

13   FURTHER ASSURANCE.............................................. 15

15   COMPETITION.................................................... 18

16   POST COMPLETION ENFORCEABILITY................................. 19

17   NON-ASSIGNABILITY.............................................. 19

18   NOTICES........................................................ 19

19   ENTIRE AGREEMENT............................................... 19

20   INVALIDITY..................................................... 19

21   WAIVER......................................................... 19

22   ANNOUNCEMENTS.................................................. 20

23   SET OFF........................................................ 20

24   CONDUCT OF BUSINESS IN THE INTERIM PERIOD...................... 19

25   CONDITION PRECEDENT............................................ 20

26   GOVERNING LAW.................................................. 23

SCHEDULE 1  EMPLOYEES............................................... 24

SCHEDULE 2  WARRANTIES...............................................27

SCHEDULE 3  EXCLUDED ASSETS

SCHEDULE 4 THE CONTRACTS

THIS AGREEMENT is made on the 9th day of July, 2001

BETWEEN:-

(1) QUAD EUROPE LIMITED, a company incorporated in England with registered No. 2405486 whose registered office is at 78 Hatton Garden, London EC1N 8JA ("the Seller"); and

(2) TYCO ELECTRONICS UK LIMITED, a company incorporated in England with registered No 550926 whose registered office is at 19/21 Denmark Street, Wokingham, Berkshire RG40 2QE ("the Buyer").

BACKGROUND:

The Seller carries on the Business (as defined below) and has agreed to sell the Assets (as defined below) to the Buyer with a view to the Buyer carrying on the Business as a going concern in succession to the Seller on the terms of this Agreement.

IT IS HEREBY AGREED as follows:

1.    DEFINITIONS

1.1. In this Agreement (which terms shall include the Schedules), the expressions set out below shall, unless the context otherwise requires, have the respective meanings given in this Clause:

"the Accounts" means the unaudited management accounts of the Seller in respect of the Business comprising of a balance sheet as at, and a profit and loss account for the 5 month period ended on, the Accounts Date;

"the Accounts Date" means 28 February 2001;

"agreed form" means in a form agreed between the respective parties as at the date hereof and initialled by or on behalf of them for identification purposes;

"Associate" means in connection to either party, all its related companies;

"the Assets" means the assets agreed to be sold pursuant to Clause 2;

"the Book Debts" means the book debts and other amounts owing to the Seller as at the Completion Date (whether then due and payable or not) appearing in the books of account of the Seller together with all retention of title rights (if any) of the Seller in relation thereto and including amounts due from HM Customs and Excise in relation to VAT bad debt relief and unrecovered VAT paid by the Seller;

"the Business" means the entire business of surface mount technology and advanced packaging assembly solutions and reflow oven business as carried on by the Seller from the Property;

"Buyer's Accountants" means Messrs PricewaterhouseCoopers of Abacus Court, Minshull Street, Manchester M1 3ED;

"Claims" means all and any actions, awards, losses, damages, proceedings, costs charges, demands, claims, expenses and liabilities and shall include, without limitation, any compensation payments and interest properly incurred on any of the foregoing;

"Completion" means completion of the sale and purchase of the Business and the Assets in accordance with the terms of this Agreement;

"Completion Date" means the close of business on the date on which the North American Agreement is completed in accordance with its terms;

"Computer Data" means all databases, computer files, records (in whatever medium stored) and history relating to the Customer Agreements to allow the Buyer to discharge its future obligations under the Customer Agreements and take the benefit of those agreements;

"the Contracts" means the Customer Agreements, the Supply Contracts, the Distribution Agreements the Lease Agreements and such other contracts as are listed in Schedule 4 but, for the avoidance of doubt, excluding any such contracts which are Excluded Assets;

"the Creditors" means the aggregate amounts owing by the Seller to its trade creditors in the ordinary course of the business as at the Completion Date;

"Customers" means all persons whose details are set out in the computerised customer database of the Business as at the date hereof;

"Customer Agreements" means those contracts, arrangements, engagements, unfulfilled purchase orders and trading relationships with Customers which are ongoing as at Completion for the provision of goods and services to Customers (whether in writing or oral) including any Maintenance Contracts with such Customers and which are either listed in Schedule 4 or have been entered into during the Interim Period;

"Debtors" means and includes each and any party from whom any Book Debt is due;

"the Deed of Assignment" means the deed of assignment to be entered into by the Seller and the Buyer pursuant to Clause 2.3.3 of this Agreement in the form of the draft deed of assignment annexed hereto

"the Deed of Covenant" means the deed of covenant to be entered into by the Buyer in favour of the Landlord pursuant to Clause 2.3.3 of this Agreement in the form of the draft deed of covenant annexed hereto

"the Disclosure Letter" means the letter of even date herewith from the Seller to the Buyer;

"Distribution Agreements" means all distribution or representative sales contracts or arrangements of the Seller in relation to the Business;

"the  Employees"  means  each and all of  those  persons  identified  in
Schedule 1;

"Encumbrance" includes any interest of any person including, without prejudice to the generality of the foregoing, any fixed security, debenture, mortgage, standard security, charge, assignation, pledge, lien, deposit by way of security, bill of sale, lease, hire-purchase, credit-sale and other agreements for payments on deferred terms, right to acquire, option or right of pre-emption, encumbrance, security interest, title retention or other right of retention or any other security or arrangement whatsoever;

'Environment' means the environment as defined in section 1(2) of the Environmental Protection Act 1990.

'Environmental Consent' means any consent, approval, authorisation, permit, exemption, filing requirement, license or regulation from time to time required by the Seller in relation to the Business pursuant to any Environmental Law.

'Environmental Law' means any common or statutory law, regulation, directive, treaty, code of practice, circular, guidance note and the like, in each case of any jurisdiction, in force or enacted relating to Environmental Matters applicable to the Business.

'Environmental Matters' means any of the following: (a) any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling, or manufacture of any Dangerous Substance; (b) nuisance, noise, defective premises, health and safety at work or elsewhere; and (c) the pollution, conservation or protection of the Environment whether relating to man or any living organisms supported by the Environment or to natural resources or any other matter whatsoever affecting the Environment or any part of it.

'Environmental Warranties' means the Warranties set out under the heading of 'Environmental Matters' in Schedule 2.

'Excluded Assets' means those assets of the Seller listed or otherwise mentioned in Schedule 3.

 "the Goodwill" means the goodwill of the Seller relating exclusively to the Business together with the benefit of all rights (so far as the Seller can assign the same) against third parties in respect of the Assets which arise as from the Completion Date (but for avoidance of doubt this does not include the benefit of any such rights which relate to the period before Completion Date and the Liabilities) and together also with the exclusive right for the Buyer (so far as the Seller can transfer the same) to represent itself as carrying on the Business in succession to the Seller and to use the Name as hereinafter provided;

"ICTA" means the Income and Corporation Taxes Act 1988;

"the Intellectual Property Rights" means all intellectual property rights of the Seller relating to the Business including without limitation, patents, trade marks, registered designs, copyrights and licences and the copyright in all drawings, plans, specifications and designs owned by the Seller and exclusively used in or for the purposes of the Business and all know-how and confidential information so owned and used;

'Interim Period' means the period commencing on the exchange of this Agreement and ending on the earlier of Completion and lapse or termination of this Agreement;

"Know-How" means the know-how of the Seller relating exclusively to the Business (including all trade secrets, information, catalogues, manuals, trade literature and customer lists and records of the Seller in connection therewith);

"the Landlord" means HSBC Bank Pension Trust (UK) Limited or such other owner from time to time of the reversionary interest in the Property

'the  Lease'  means the lease of the  Property  to the  Seller  dated 23
August 1994;

`Lease Agreements' means those contracts and other contractual arrangements entered into by or on behalf of the Seller in the ordinary course of the Business and remaining unperformed as at the Completion Date pursuant to which tangible assets used by the Seller in or in connection with the Business at that date (together the `Leased Assets') have been supplied to or are held by the Seller on hire or other rental, lease, licence, hire purchase or on other such terms that title thereto does not pass or has not passed to the Seller (but excluding any such contract or contractual arrangements in respect of any Assets which would have been owned by the Seller but for any retention of title or like clause) as listed in Part 5 of Schedule 4.

"Liability" includes (without limitation) all Claims, liabilities, obligations and debts of the Seller on the Completion Date which relate to the Business; "the Maintenance Contracts" means the maintenance contracts identified in Part 2 of Schedule 4;

"the Name" means collectively "Quad", "Quad Europe", "Quad Systems" and "Quad Care";

"the North American Agreement" means the agreement dated 31 May 2001 between Tyco Electronics Corp. (1) and Quad Systems Corporation (2) for the purchase by Tyco Electronics Corp. of the business and assets of Quad Systems Corporation as more particularly described in that agreement including for avoidance of doubt the "Holdback Agreement" as therein defined.

"the North American Price" means the aggregate price paid by the Buyer to the Seller under the North American Agreement;

"North America Warranty Claim" means any claim made by Tyco Electronics Corp. under the North American Agreement pursuant to the warranties and representations contained therein;

"the parties" means the parties to this Agreement;

"the Parent Company" means Quad Systems Corporation;

"Planning Acts" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and all other statutes containing provisions relating to town and country planning;

"the Products" means all goods sold or provided by the Seller in the course of the Business up to and including the date of Completion;

"the Property" means the leasehold premises situated and known as Unit 6, Century Point, Halifax Road, Cressex Business Park, High Wycombe, Buckinghamshire;

"Purchase Price" means the aggregate consideration for the transfer of the Business and the Assets as provided in Clause 5;

"the Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

"the Seller's Accountants" means Messrs Ernst & Young of Apex Plaza, Reading, Berkshire RG1 1YE;

"the Seller's Solicitors" means Messrs Gouldens of 10 Old Bailey, London EC4M
7NG;

"the Seller's Solicitors Bank Account" means the client account of the Seller's Solicitors at C Hoare & Co, 37 Fleet Street, London EC4P 4DQ, account number 25800030, Sort Code 15-99-00, "Gouldens US$ Account";

"Supply Contracts" means those contracts and accepted orders placed by or on behalf of the Seller for the supply to the Seller of goods and/or services in connection with the Business which remain at Completion to be performed in whole or in part and are either listed in Schedule 4 or have been entered into during the Interim Period;

"Taxation" or "Tax" includes (without limitation) corporation tax, advance corporation tax, income tax, capital gains tax, the charge under section 601(2) of ICTA, value added tax, the charge to tax under Section 419 of ICTA, customs and other import duties, inheritance tax, stamp duty, stamp duty reserve tax, capital duties, national insurance contributions, local authority council taxes, petroleum revenue tax, foreign taxation and duties, and any payment whatsoever which the Seller may be or become bound to make to any person as a result of the operation of any enactment relating to any such taxes or duties, and all penalties, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to taxation;

"VAT" means value added tax;

"the  Warranties"  means  the  warranties  set  out  in  Clause  14  and
Schedule 2 and any other warranties expressly set out in this Agreement;

"working days" means any days except Saturdays, Sundays and any public holidays in England;

"Work in Progress" means the right to bill all work carried out by the Seller in relation to the Business prior to Completion that has not been billed as at Completion and hence not included in the Book Debts, all stock-in-trade held by the Seller in connection with the Business as at Completion and any prepayments made and other amounts paid by the Seller in respect of the Business and attributable in whole or in part to the period after Completion;

1.2 In this Agreement (which expression includes the Schedules), unless the context otherwise requires:

      1.2.1 references to:

         (a) a `person' shall be construed to include any individual, firm, body corporate, government or state, association or partnership (whether or not having a separate legal personality);

          (b) any documents being `in the agreed form' shall mean in a form which has been agreed by the parties and for identification purposes signed by them or on their behalf by their solicitors;

          (c) this `Agreement' or any other document or to any specified provision of this Agreement or any other document are to this agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this agreement or that document or, as the case may be, with the agreement of the relevant parties;

          (d) `indemnify' and `indemnifying' any person against any circumstance shall be deemed to include indemnifying and keeping indemnified at all times, defending and holding him harmless from all Claims from time to time made against that person and all loss or damage and all payments, costs, expenses and other liabilities made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

          (e) `related company' in relation to any company shall mean any subsidiary or holding company of that company or any subsidiary of that holding company (`holding company' and `subsidiary' as used in this Agreement bearing the respective meanings ascribed to those terms by Section 736 of the Companies Act 1985);

          (f) any statutes, statutory provisions, regulations, directives or treaties or any particular statute, statutory provision, regulation, directive or treaty shall include any amendment, modification, consolidation or re-enactment in force from time to time and any statutory instrument or regulations made under it; and

          (g) Clauses and Schedules are to Clauses and Schedules of this Agreement and references to paragraphs are references to paragraphs of the Schedule in which they appear.

      1.2.2 references to one gender include all genders;

      1.2.3 except as set out in Clause 1.1, words and expressions defined in the Companies Act 1985 and ICTA shall have the same meanings attributed to them by those Acts;

      1.2.4 `Sterling' and the sign `(pound)' mean pounds sterling in the currency of the United Kingdom and `dollars' and the `$' sign mean the lawful currency of the United States of America;

      1.2.5 the index and headings are for convenience only and shall not affect the construction of this Agreement;

      1.2.6 general words shall not be given a restrictive meaning:

        1.2.6.1 if they are introduced by the word `other' by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing; or

        1.2.6.2 by reason of the fact that they are followed by particular examples intended to be embraced by those general words; and

      1.2.7 where any statement is qualified by the expression `so far as the Seller is aware' or `to the best of the Seller's knowledge and belief' or any similar expression it shall be deemed to mean that the officers of the Seller have no actual knowledge that the Warranty is untrue in any material respect.

2     AGREEMENT FOR SALE

2.1 The Seller shall sell with full title guarantee, save in respect of trading stock disposed of in the ordinary course of business or assets acquired subject to retention or reservation of title by the supplier or manufacturer, which assets are sold subject to any such rights, and free from all Encumbrances (other than Encumbrances such as liens or licences arising in the ordinary course of business), the Business and the following Assets to the Buyer and the Buyer (with a view to carrying on the Business as a going concern in succession to the Seller) shall purchase with effect from the Completion Date:

      2.1.1 the full benefit, subject to the burden insofar as it relates to the period following the Completion Date, which the Seller has in all the Contracts;

      2.1.2 the Goodwill;

      2.1.3 all lists of Customers and customer enquiries and confidential information concerning the Business, the benefit of all tenders and quotations given to customers for the supply of services or Products by the Seller including for the avoidance of doubt the Work in Progress and all books, records and documents including without limitation all Customer files and Computer Data relating exclusively to the Customer Agreements and Debtors and the Business;

      2.1.4 the Property;

      2.1.5 the Intellectual Property Rights;

      2.1.6 the Work in Progress;

      2.1.7 all cars, plant and equipment;

      2.1.8 subject to Clause 3, all other property, assets and rights of the Seller used in or principally for the purposes of the Business or in connection with the Assets or any of them.

2.2 The sale and purchase described in Clause 2.1 shall take effect in accordance with the provisions of that Clause notwithstanding that:

      2.2.1 the Seller does not, and could not reasonably be expected to, know about any such Encumbrances; or

      2.2.2 at the time of transfer any such Encumbrances are within the actual knowledge or their existence is a necessary consequence of facts for within the actual knowledge of the Buyer;

      2.2.3 and the covenants implied by Sections 2 and 3 of the Law of Property (Miscellaneous Provisions) Act 1994 shall be deemed to be modified accordingly.

      2.2.4 the Seller and the Buyer acknowledge and declare that the assignment of the Property is made without the formal consent of the Landlord and is, therefore, made in breach of the alienation provisions contained in the Lease and that the covenants given on behalf of the Seller in transferring the Property with "full title guarantee" are modified accordingly.

      2.2.5 the Seller and the Buyer acknowledge that the original Lease and any related title documents relating to the Property have been misplaced by the Seller and cannot be handed over to the Buyer on Completion

2.3 The Seller and the Buyer agree to use all reasonable endeavours to obtain the formal consent of the Landlord to the assignment of the Lease as soon as possible after the date hereof and, in particular:-

      2.3.1 The Seller and the Buyer agree to enter into a Licence to Assign the Lease with the Landlord in such form as the Landlord reasonably requires and the Seller and the Buyer shall each be responsible for their own costs in this regard and shall jointly be responsible for any Landlord's costs which are demanded by the Landlord as a pre-requisite to granting its consent.

      2.3.2 In order to obtain the Landlord's consent to the assignment of the Lease, the Buyer agrees to

            2.3.2.1 Either:-

                  (a) procure that Raychem Limited (Company Number 00674709) or such other suitable guarantor, as reasonably requested by the Landlord, enters into a guarantee agreement to act as guarantor for the tenant's covenants contained in the Lease in such form as the Landlord reasonably requires; or

                  (b) provide to the Landlord such sum by way of rent deposit (being not less than such sum as equates to one year's rent under the Lease) and to enter into a rent deposit deed with the Landlord in such form as the Landlord reasonably requires.

            2.3.2.2 Enter into such other documents as the Landlord reasonably requires.

      2.3.3 The Seller and the Buyer shall enter into the Deed of Assignment on Completion and the Buyer shall enter into the Deed of Covenant on Completion

2.4 The risk of any damage to or destruction of or affecting the Property passes to the Buyer on the date hereof

3     EXCLUDED ASSETS

3.1 Save as expressly provided herein all other assets of the Seller used in the Business are excluded from the sale hereby agreed upon. Without prejudice to the generality of the foregoing, the Excluded Assets shall be excluded from this sale and purchase.

4     VALUE ADDED TAX

4.1 All sums payable by the Buyer hereunder are exclusive of any VAT which shall if properly chargeable be payable in addition to the purchase price specified in this Agreement.

4.2 The parties intend that section 49(1) of the Value Added Tax Act 1994 ("Section 49(1)") and Article 5 of the Value Added Tax (Special Provisions) Order 1995 ("Article 5") will apply to the transfer of the Business and the Assets and to that intent:

            4.2.1 the Buyer warrants its intention to use the Assets in carrying on the Business and that it will on Completion be a taxable person for VAT purposes;

            4.2.2 the Seller and the Buyer agree to use all reasonable endeavours to secure that the transfer of the Assets under this Agreement is treated as neither a supply of goods nor a supply of services pursuant to the provisions of Article 5;

            4.2.3 If HM Customs and Excise determines that this transaction is one on which VAT is properly payable then upon presentation by the Seller of appropriate VAT invoices the Buyer shall pay VAT together with any interest and penalties charged thereon on all relevant items sold pursuant to the terms of this Agreement, payment to be made five working days before the last date upon which the Seller will be required to account to H M Customs & Excise for the VAT in question or, if later, upon delivery by the Seller to the Buyer of an appropriate VAT invoice for the transfer of the Assets and a copy of the confirmation from H M Customs & Excise;

            4.2.4 The Seller shall deliver to the Buyer such records and the
                  Buyer hereby undertakes to preserve the records referred to in
                  Section 49(1) for such period as is required by law and shall during that period, or such longer period as it retains such records, permit the Seller or its agents reasonable access to them in the United Kingdom during normal business hours upon reasonable notice being given by the Seller to inspect or make copies of them and shall not cease to retain such records without first giving the Seller or its agents a reasonable opportunity to inspect and remove and copy such of them as the Seller wishes;

            4.2.5 The Buyer may fulfil its obligations under Clause 4.2.4 by procuring that a future transferee of its businesses or any other person preserves the records and permits the Seller such access as is mentioned in Clause 4.2.4 in which case the Buyer shall notify the other of the name, address and other relevant details of that person;

4.3 If the Buyer pays VAT but it is then determined that no VAT should have been charged, the Seller shall within 15 working days of a written demand from the Buyer repay to the Buyer the full amount of any VAT erroneously paid.


5     PURCHASE PRICE

5.1 The consideration for the sale by the Seller to the Buyer of the Business and the Assets shall be, the aggregate sum of US$562,500 (Five hundred and sixty two thousand five hundred United States dollars) (the
      "Consideration") which shall be apportioned between the Assets as follows:-

      (a)   for the Goodwill, the sum of                   US$ 1

      (b)   for the Know-How, the sum of                   US$ 1

      (c)   for the Contracts, the sum of                  US$ 5,625

      (d)   for the Property, the sum of                   US$123,750

      (e)   for the lists and other matters
            and assets referred to in
            Clause 2.1.3 and 2.1.7, the sum of             US$ 1

      (e)   for the Intellectual Property Rights,
            the sum of                                     US$ 1

      (f)   for the Work in Progress, the sum of           US$ 433,121

      Total                                                US$ 562,500

5.2 The Buyer shall be permitted to adjust the Purchase Price up or down in accordance with the adjustment referred to in section 2.5 of the North American Agreement. Such adjustment shall be an adjustment to the sum allocated to the Work in Progress in Clause 5.1.

5.3 Wherever in this Agreement there is any obligation on the Buyer to make a payment to the Seller, then the Buyer shall be deemed to have fulfilled this obligation by telegraphically transferring the amount to be paid to the Seller's Solicitors' Bank Account. Payment to the Seller's Solicitors Bank Account shall constitute a good receipt of all sums due from the Buyer and a complete discharge of the Buyer's payment obligations hereunder; the Buyer shall not be concerned to see that the funds are applied to the Seller.

6     COMPLETION

6.1 Completion of the sale and purchase hereby agreed shall take place on the Completion Date at the offices of the Buyer when the Seller shall deliver or procure delivery to the Buyer or as it may direct:

            6.1.1 an assignment of the Goodwill in agreed form and duly executed by the Seller;

            6.1.2 all the Assets which are capable of passing by delivery together with all relative documents of title;

            6.1.3 duly executed assignments of the Property and licences to assign in agreed terms together with the Lease and all the deeds and documents relating thereto in accordance with the schedules of title deeds in agreed form;

            6.1.4 deeds in a form approved by the Buyer, duly executed by the relevant chargees, unconditionally releasing the Business and the Assets from the security of all charges existing in relation to the Business and the Assets, (including without limitation those charges details of which are set out in the Disclosure Letter);

            6.1.5 such other documents and things as the Buyer may reasonably require to perfect its title to the Assets or to give effect to this Agreement;

            6.1.6 the originals of all the Contracts (where they are in the possession of the Seller) and outstanding order book held by or on behalf of the Seller and the originals of all other papers and materials relating to the Customers held by or on behalf of the Seller including without prejudice to the foregoing the Computer Data and the details of the Work in Progress, uncompleted sales and purchase orders, quotes and tenders of the Business and all information reasonably necessary to enable the Buyer to carry on the Business in succession to the Seller;

6.2 Subject to the Seller complying with its obligations under clause 6.1, the Buyer shall at Completion deliver to the Seller counterparts of the documents referred to above and pay to the Seller's Solicitors the Purchase Price by way of telegraphic transfer to the Seller's Solicitors' Bank Account.

6.3 Notwithstanding Completion, this Agreement shall, so far as it remains to be performed, continue in full force and effect and the parties hereby undertake with each other to execute and do and use all reasonable endeavours to procure to be executed and done by all the necessary parties (if any) from time to time at the request and expense of the Buyer all such deeds documents assurances acts and things as may be necessary or requisite for effectually vesting the Business and the Assets hereby agreed to be sold in the Buyer and for giving full effect to this Agreement.

7     POST COMPLETION OBLIGATIONS

7.1 Following Completion the Buyer shall assume, perform and discharge the outstanding obligations at Completion of the Seller under the Contracts relating to the period after the Completion Date and shall indemnify the Seller against all Claims and Liabilities howsoever arising in respect of any breach or non-performance of this Clause.

7.2   Subject to Clause 7.3, the Seller undertakes:

            7.2.1 to pay all debts and liabilities and to observe and perform all duties and obligations relating to the Business, the Contracts and any of the Assets hereby agreed to be sold arising prior to Completion other than at the express request of the Buyer; and

            7.2.2 to indemnify the Buyer against all Claims and Liabilities howsoever arising in respect of any breach or non-performance of the foregoing undertaking.

7.3 The provisions of clause 7.2 shall not apply to any matter covered by the Maintenance Contracts or any claim for defective workmanship or alleged fault, defect or error whatsoever arising from goods supplied or services provided prior to Completion.

7.4 For a period of twenty-four months after Completion, the Seller and the Buyer shall prepare cash book and sales ledger reconciliations every three months basis and shall account to each other for the monies respectively held in trust for one another pursuant to the provisions of clause 8.

7.5 Within thirty days immediately following Completion, the Seller shall change and procure that its subsidiary companies change their respective names to new names which do not contain the words "Quad Europe", "Quad", "Quad Systems" or "Quad Care" or any colourable imitation thereof. The Seller shall give, and procure that its subsidiary companies give reasonable co-operation to the Buyer in terms of submitting the requisite returns to Companies House relative to such changes of name to enable the Buyer to simultaneously change the name of companies to be designated by the Buyer to names incorporating any of the aforementioned words.

8     BOOK DEBTS

8.1 The Book Debts shall remain the property of the Seller and to facilitate their collection procedures will be agreed between the parties during the Interim Period.

8.2 The Buyer shall forthwith on receipt of the same pay to the Seller any amounts received by the Buyer after Completion from Debtors in respect of any period up to and including the Completion Date and, pending such payment, shall hold any such amounts in trust for the Seller.

8.3 The Seller shall forthwith on receipt of the same pay to the Buyer any amounts received by the Seller after Completion from Debtors in respect of any debt due to the Buyer in respect of the period commencing after the Completion Date and pending such payment shall hold such amounts in trust for the Buyer.

8.4 Any sum received by the Buyer in respect of the Business within two years after the Completion Date which is not attributable to or cannot specifically be appropriated by the Buyer to a particular transaction shall (subject to written agreement between the parties to the contrary) be appropriated first to the Book Debts (if any) then due to the Seller from the Debtor and subsequently to any debts due to the Buyer in respect of transactions entered into following Completion. Any such sum received after the period of two years following the Completion Date shall be appropriated to any debts due to the Buyer in respect of transactions entered into following Completion and the Buyer shall cease to be under any obligation to the Seller in respect thereof.

9     EMPLOYEES

9.1 It is hereby agreed and acknowledged that the sale and purchase hereby agreed is a relevant transfer within the meaning of the Regulations and with effect from Completion and thereafter the Buyer shall perform and discharge all obligations of the employer under the relevant contract of employment for each Employee and the Buyer shall indemnify the Seller all times against all Claims incurred sustained or paid by the Seller in connection with any claim by any Employee whatsoever and howsoever arising.

9.2 All salaries and other emoluments, including holiday pay, tax and National Insurance payments and contributions to retirement benefit schemes, relating to the Employees shall be borne by the Seller up to and including the Completion Date and by the Buyer thereafter and all necessary apportionments shall be made pursuant to the provisions of Clause 11.

9.3 The Seller shall indemnify the Buyer against all Claims or Liabilities incurred, sustained or paid by the Buyer and arising out of or by reason of the failure of the Seller to inform and consult the employee representatives and/or the trade union representatives of the Employees in accordance with the Seller's obligations under the Regulations and, in particular, in accordance with regulation 10 thereof.

9.4 The Buyer shall indemnify the Seller against all Claims incurred sustained or paid by the Seller and arising out of or by reason of the failure of the Buyer to inform and consult employee representatives and/or trade union representatives of the Employees in accordance with the Buyer's obligations under the Regulations and, in particular, in accordance with regulation 10.

9.5 The Seller shall indemnify the Buyer against all Claims or Liabilities incurred, sustained or paid by the Buyer arising out of or by reason of:

            9.5.1 any claim by any Employee in respect of any industrial injury suffered by or caused to a Employee at any time before Completion; and/or

            9.5.2 any other liability of the Seller in respect of any breach by them of the Employees' contracts of employment or their employment rights arising prior to Completion; and/or

            9.5.3 without prejudice to Clause 9.5.2, all P.A.Y.E and NIC liabilities due in respect of any Employee for any period pre Completion Date (including in respect of all accrued holiday leave as at that date).

10    RISK AND TITLE

10.1 Risk in and title to the Assets shall pass to the Buyer immediately upon Completion taking place in accordance with Clause 6.

10.2 The Seller shall take all reasonable steps and co-operate fully with the Buyer to ensure that it obtains the full benefit of the Business and of the Assets and shall execute such documents and take such other steps (or use all reasonable endeavours to procure other necessary parties so to do) as are necessary or appropriate for vesting in the Buyer all its rights and interests in the Assets including but not limited to the grant transfer or renewal of any licences, permissions or consents required for the proper and lawful conduct of the Business after the Completion Date.

10.3 Insofar as the Assets comprise the benefit of contracts which cannot effectively be transferred by the Seller to the Buyer without the consent of a third party or except by an agreement of novation, the Seller and the Buyer shall co-operate to do everything they reasonably can to procure the said contracts to be novated or to obtain any such consent as aforesaid and unless and until consent has been obtained or the relevant contract has been novated, the Buyer shall for its own benefit and to the extent that the contract permits perform on behalf of the Seller (but at the Buyer's risk and expense) all the obligations of the Seller arising after Completion and shall indemnify the Seller against all Claims and liabilities which may be incurred by the Seller as a result of any act, neglect, default or omission on the part of the Buyer in performing or complying with any such obligation of the Seller including for the avoidance of doubt any obligations of the Seller which the relevant contract does not permit to be performed by the Buyer which falls to be performed after Completion provided however that nothing contained in this Clause 10.3 shall confer on the Buyer the right to rescind this Agreement or make any other claim whatsoever against the Seller if the Seller is unable to procure that any or all of the said contracts be novated or to obtain any such consent as aforesaid and provided further that the Seller shall forthwith pay to the Buyer all sums received under such contracts other than sums paid to the Seller in respect of work carried out by the Seller prior to Completion and shall not agree to the termination or variation of the same without the Buyer's prior written consent.

10.4 The Seller shall indemnify the Buyer against the excess of all Claims and Liabilities over US$ 165,000 in respect of:

              10.4.1 any act or omission on the part of the Seller in relation to the Customer Agreements prior to Completion; and

              10.4.2 any defective workmanship or alleged fault, defect or error whatsoever arising from goods supplied or services provided by the Seller prior to Completion.

      Save to the extent that any such liability is covered by the Maintenance Contracts

11    APPORTIONMENTS

11.1 All periodical payments and other outgoings relating to or payable in respect of the Assets (including without limitation the Lease Agreements and the Supply Contracts) for the period up to and including the Completion Date shall be borne by the Seller and thereafter the same shall be borne by the Buyer.

11.2 All salaries, wages and other emoluments and all statutory contributions and all income tax deductible under PAYE for which the Seller is accountable and all other normal employment costs in respect of the Employees shall be borne by the Seller in respect of the period up to and including the Completion Date and shall be borne by the Buyer thereafter.

11.3 All periodical payments receivable in respect of the Customer Agreements up to and including the Completion Date shall belong to, and be payable to the Seller and after the Completion Date shall belong to and be payable to the Buyer.

11.4 Where any amounts fall to be apportioned under this Agreement the Seller shall provide the Buyer with full details of the apportionments, together with supporting evidence and in the absence of dispute the appropriate payments shall be made by or to the Seller on Completion. If the amount of any apportionment is in dispute then the provisions of Clause 11.5 shall apply for resolving the dispute and the amount determined in accordance with that Clause shall be paid within fourteen days of the determination.

11.5 If the Seller and the Buyer are unable to agree any amount to be apportioned pursuant to this Clause 11 within fourteen days of the said production of full details by the Seller then the dispute shall be resolved by an independent accountant to be appointed by the Seller and Buyer or (in default of their agreement upon his appointment within twenty-eight days of the said production of full details by the Seller) by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales. In making his determination (the expense of which shall be borne equally by the Seller and the Buyer) such accountant shall act as an expert and not as an arbitrator and his decision shall be binding upon the Seller and the Buyer except in the case of manifest error.

12    MUTUAL INDEMNITIES

12.1 Save as expressly provided in this Agreement, the Seller shall be solely responsible for all the Liabilities, will duly discharge and pay all Liabilities and/or debts in connection with the Business and the Assets arising/incurred or due in respect of the operation of the Business by the Seller up to and including the Completion Date (even though they may only come to light after Completion) and will at all times hereafter indemnify and at all times keep indemnified the Buyer from and against all Claims in respect of such liabilities and/or debts.

12.2 The Buyer will duly discharge and pay all liabilities and/or debts in connection with the Business and the Assets arising/incurred or due in respect of the operation of the Business after the Completion Date and will at all times hereafter indemnify and at all times keep indemnified the Seller from and against all Claims in respect of such liabilities and/or debts.

13    FURTHER ASSURANCE

13.1 The Seller undertakes with the Buyer that each of them will at the request of the Buyer continue after Completion to provide the Buyer with such information and assistance (insofar as they are able) as the Buyer may reasonably require relating to the Business including passing on promptly to the Buyer any trade enquiries and orders relating to the Business which are received by the Seller after Completion.

13.2 For the avoidance of doubt, the Buyer shall, subject to Clause 13.3, at all times remain liable for the payment of stamp duty and any interest or penalties relating thereto payable on this Agreement and any of the documents relating to it and the Buyer shall in no circumstances be entitled to claim such amount as is paid or it is liable to pay in stamp duty and any interest or penalties relating thereto from the Seller.

13.3 The Seller shall, within five working days of the Buyer providing the Seller with a true copy of a letter or notice from the Inland Revenue Stamp Office stating the amount of Stamp Duty chargeable on this Agreement and any agreements or instruments to be executed pursuant to this Agreement, provide the Seller with a cheque representing payment of an amount equal to half the amount of Stamp Duty so chargeable and made payable to the Inland Revenue Stamp Office, provided that if the Buyer at any time agrees with the Inland Revenue that a lesser amount be chargeable as Stamp Duty, it shall reimburse the Buyer an amount equal to half the difference between such lesser amount and the amount represented by the cheque provided by the Seller pursuant to this Clause.

14.    WARRANTIES

14.1 The Seller warrants to the Buyer that, save as set out in the Disclosure Letter, the Warranties are true and accurate in all material respects. The Warranties shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then existing except for changes to such facts and circumstances permitted and/or contemplated by or pursuant to this Agreement and the North American Agreement.

14.2 The Buyer hereby acknowledges that no reliance has been placed by the Buyer on any representation or warranty (whether express or implied and whether written or oral) relating to the Business and the Assets other than the Warranties and accordingly all representations and warranties (whether express or implied, statutory or otherwise) on the part of the Seller other than the Warranties are hereby excluded.

14.3 Notwithstanding any other provision in this Agreement, the Buyer shall not be entitled to nor shall it make any Claim against the Seller for any breach of the Warranties unless:

      14.3.1 the bona fide amount of such Claim when aggregated with

           (a) the bona fide amount of any other Claim which has been so made (including also any claims that would have been made but for the provisions of this Clause 14.3); and

           (b)   any North American Warranty Claim;

           exceeds $250,000 and in such event the Seller shall only be liable for the amount by which such claim exceeds $250,000 and such Claim has been notified in writing to the Seller on or before 31 March 2002 in each case giving sufficient details of such claim including the Buyer's bona fide estimate of the amount thereof. Any such claim (if it has not been previously settled or withdrawn) shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within six months of such notification to the Seller and in any event before 31 March 2002.

14.4 The maximum aggregate liability of the Seller in respect of Claims for breach of the Warranties shall not exceed the aggregate of the Purchase Price, and North American Price less the aggregate of all North American Claims.

14.5  No liability shall arise under the Warranties if and to the extent that:

              14.5.1 the Claim in respect thereof arises or is increased as a result of or would not have arisen but for any legislation not in force at Completion or any retrospective change in the law after the date hereof or any retrospective increase in the rate of taxation in force at the date hereof;

              14.5.2 such breach or claim is attributable in whole to any voluntary act, omission, transaction or arrangement of the Buyer or person deriving title from it after Completion which is otherwise than in the ordinary course of business;

              14.5.3 the Buyer is able to recover the sum claimed from any third party and has effected recovery but for the avoidance of doubt the Seller shall only be liable in these circumstances where the Buyer has used all reasonable endeavours to effect recovery from any such third party but has not been able to do so;

              14.5.4 the Claim arises out of anything done prior to Completion at the express request of the Buyer or with the Buyer's prior written approval provided that the nature and extent of the matter to which Buyer's approval has been sought was fully disclosed;

              14.5.5 the Buyer is insured for loss giving rise to the Claim and could be expected to recover such loss after using its reasonable efforts provided that in applying this exclusion to any given loss, the Seller shall, subject to the other parts of this clause 14, be liable in respect of any deductible applicable to the relevant insurance policy;

              14.5.6 the Claim is the subject of a provision or reserve in the
                     Accounts; or

              14.5.7 in relation to product liability claims, the Buyer has recouped its losses under the indemnity under Clause 10.4

 14.7 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated, no Clause contained in this Agreement governs or limits the extent or application of any other Clause and the Warranties shall not in any respect be extinguished or affected by Completion.

14.8 The Buyer shall not be entitled to make any claim under the Warranties in respect of anything arising directly from any transaction, matter or thing fairly disclosed in the Disclosure Letter.

14.9 The Buyer shall permit the Seller upon its providing an indemnity satisfactory to the Buyer acting reasonably to have the conduct of all proceedings against third parties relating to a claim under this Agreement including the appointment of solicitors or other professional advisers and making any settlement or compromise thereof provided that (as the Seller hereby undertakes and agrees):

              14.9.1 if the Buyer shall in writing so require the Seller shall procure that the Buyer is promptly sent copies of all communications and other documents, written or otherwise pertaining thereto transmitted to the other party thereto or their agents or professional advisers (including pleadings and any opinion of counsel relating to the proceedings against third parties);

              14.9.2 the Seller shall make no settlement or compromise for the said claim without the prior written approval of the Buyer (such approval not to be unreasonably withheld or delayed);

              14.9.3 where a claim under the Warranties is or may be affected by the outcome of a dispute with a third party the Buyer shall procure that the Seller is fully informed about such dispute and, so far as is reasonably practicable, procure that such dispute is conducted, negotiated, settled or litigated in accordance with the wishes of the Seller subject to the Seller giving timely instructions and providing reasonable security for the Buyer's costs and expenses PROVIDED ALWAYS that if the Buyer reasonably determines that the goodwill of the Business might be harmed by the conduct negotiation settlement or litigation of a dispute in accordance with the Seller's wishes or by a dispute not being settled or compromised it shall be entitled (in its absolute discretion)to disregard the wishes of the Seller.

14.10 If any payment is made by the Seller and accepted by the Buyer in full settlement of any claim under this Agreement and the Buyer subsequently recovers or procures the recovery from a third party of an amount which is referable to that claim the Buyer shall forthwith pay or procure repayment to the Seller of the amount recovered from the third party or of such part thereof as is not required to secure full settlement of the claim after deduction of all reasonable expenses incurred by the Buyer of recovery.

14.11 The Buyer shall take reasonable steps to mitigate its loss consequent on any breach of any of the Warranties.

14.12 For the purpose of Clauses 14.3 and 14.4, to ascertain (a) the Dollar equivalent of a claim under this Agreement and/or (b) the Dollar equivalent of the Purchase Price, there shall be applied the rate at which Sterling (on the date the Buyer makes any claim under the Warranties) are converted into Dollars as calculated by reference to the Exchange Cross Rate Table as published in the Financial Times (London edition) prevailing in the case of (a) the date upon which the Buyer claims against the Seller and in the case of (b) the date of this Agreement (or if such Exchange Cross Rate Table is not published on any such date, the next following date on which it is published).

14.13 The amount or amounts of any successful claim for breach of Warranty shall be deemed to constitute a reduction in the Purchase Price.

14.14 None of the information supplied by or on behalf of an Employee to the Seller or to the Seller's agents or advisers (including without limitation the Seller's Solicitors) in connection with the Business constitutes a warranty as to its accuracy by an Employee to the Seller, and the Seller waives each and every claim against each Employee which it might otherwise have in respect of such information except in the case of fraud.

14.15 None of the provisions contained in this Clause 14 which have (or would have but for this Clause 14.15) the effect of limiting the Seller's liability in relation to a claim under the Warranties), shall apply in respect of any such claim if that claim (or the delay in discovering it) is the consequence of fraud by the Seller or any Seller Associate or officer or employee or former officer or employee of the Seller or of any Seller Associate.

15    COMPETITION

15.1  In this Clause:

      15.1.1 "the specified period" means the period of five years beginning on the Completion Date and;

      15.1.2 "the specified area" means the United Kingdom and/or Eire.

15.2 The restrictions contained in Clause 15.3 are considered reasonable by the parties and necessary for the protection of the Goodwill but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or modified such restriction shall apply with such modification as may be necessary to make it valid and effective.

15.3 In consideration of the purchase of the Business by the Buyer, the Seller shall not and the Seller shall procure that none of its Associates shall:

       15.3.1 either solely or jointly with or on behalf of any other person directly or indirectly carry on or be engaged or concerned or interested in the trade or business which develops, manufactures, prepares, sells, installs or distributes products or performs services in competition with the Business, during the specified period within the specified area. For the purposes of this clause 15.3.1, ownership of securities of a company whose securities are publicly traded under a recognised securities exchange not in excess of 10 per cent of any class of such securities shall not be considered to be in competition with the Buyer;

       15.3.2 for the specified period directly or indirectly solicit or entice or endeavour to solicit or entice away from the Buyer any of the Employees;

       15.3.3 at any time after the Completion Date divulge to any third party or make use of any financial technical or other confidential information concerning the Business or its customers or trade connections;

       15.3.4 at any time after the Completion Date make use of the Name or any colourable name or expression for as long as the Name and the Goodwill is vested in the Buyer or one of its Associates;

       15.3.5 for the specified period directly or indirectly solicit or endeavour to solicit the business of any person who at anytime within two years before Completion Date had been a customer of the Business where such business competes with the Business.

15.4 The restrictions set out in this clause 15 shall not apply to any corporation or other business entity which shall be the surviving or resulting corporation following a merger or consolidation in which the Seller is a consituent corporation so long as such corporation or other entity, following such merger or consolidation, is not directly or indirectly controlled or operated by the persons who directly or indirectly controlled the Seller on Completion or immediately before any such merger or consolidation.

16.   POST COMPLETION ENFORCEABILITY

16.1 Completion of this Agreement will not affect any provision of it which is either expressly or by implication to come into or continue in force or to be enforceable after Completion.

17.    NON-ASSIGNABILITY

17.1 This Agreement shall not be assignable by any party without the written consent of the other, provided that the Buyer can assign this Agreement without the Seller's consent to any Associate of the Buyer.

18.   NOTICES

18.1 Any notice or other document to be given hereunder may be served personally or sent by first class recorded delivery post to the party to be served at that party's registered office for the time being, marked for the attention of, in the case of the Seller, Tony Drury and in the case of the Buyer, Timothy Cooke. Any such notice or document shall be deemed to have been served:

       18.1.1 if served personally, at the time of service; or

       18.1.2 if posted, by midday on the second working day after the same shall have been posted.

18.2 In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or document was properly addressed and posted as a pre-paid first class recorded delivery letter and despatched as the case may be.

19    ENTIRE AGREEMENT

19.1 This Agreement shall constitute the entire agreement and understanding between the parties in respect of all matters which are referred to.

20    INVALIDITY

20.1 If any term or provision in this Agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law that term or provision or part shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.

21    WAIVER

21.1 No failure or delay by either party in exercising any right, power or privilege shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege prevent any further exercise thereof or the exercise of any other right, power or privilege.

22    ANNOUNCEMENTS

22.1 The Seller shall make no announcement of the terms of this Agreement or the sale and purchase hereby agreed or of any matters ancillary thereto without the prior written approval of the Buyer. Nothing in this Clause 22 shall prevent or be deemed to prevent the Seller from notifying or consulting with the employee representatives and/or trade union representatives of the Employees in accordance with the Seller's obligations so to do under the Regulations.

23    SET OFF

23.1 Provided that the Buyer has complied with and/or otherwise had regard to the provisions of clauses 14.3 to 14.11 inclusive and Tyco Electronics Corp. has complied with and/or had regard to sections 11.3 to 11.5 (inclusive) and 11.8 of the North American Agreement (as the case may be), the Buyer shall be entitled to set-off the amount of any Claim pursuant to the terms of this Agreement or any North American Warranty Claim against any sum due from (a) the Buyer to the Seller under or pursuant to either this Agreement and/or any other agreement to which the Seller and the Buyer are parties and / or (b) Tyco Electronics Corp. to Quad Systems Corporation under or pursuant to the terms of the North American Agreement.

24.   CONDUCT OF BUSINESS IN THE INTERIM PERIOD

24.1 The Seller agrees that, during the Interim Period, the Seller shall conduct the Business in a manner materially consistent with past practices of the Seller, and the Seller shall not engage in any transactions out of the ordinary course of business. Furthermore, except as may otherwise be required under this Agreement and insofar as the Business is concerned, the Seller will not do any of the following without the prior consent of the Buyer:

       24.1.1 incur or permit to be incurred any obligation or other liabilities (exclusive of health and property insurance premiums), which would arise after Completion or for which the Buyer would be ultimately responsible, in excess of $5,000 except for Inventory purchases in the normal and ordinary course of business consistent with past practice;

       24.1.2 increase the rate of compensation for any of the employees of the Business, except for increases in the ordinary course and consistent with past practices, or otherwise enter into or alter any employment, consulting, or service agreement respecting the Business;

       24.1.3 commence, enter into, or alter any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retirement, or incentive plan or any fringe benefit plan for the Employees;

       24.1.4 sever or terminate any of the Employees except for cause in the ordinary course of the Business it being acknowledged by the Buyer that, in the foregoing case, the Buyer's consent shall not be unreasonably withheld or delayed;

       24.1.5 make or commit to any capital expenditure in excess of $10,000 or make or commit to such expenditures which would, in the aggregate, exceed $25,000;

       24.1.6 merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person;

       24.1.7 lease, license, or otherwise surrender, relinquish, encumber, or dispose of any Assets other than the disposition of obsolete or damaged assets in the ordinary course of business or the sale of Inventory in the ordinary course of business;

       24.1.8 change in any method of accounting or accounting practice used by it, except for any change required or permitted by GAAP regulation, the rules of the Securities Exchange Commission or any legislative requirements in the United Kingdom; or

       24.1.9 agree or commit to do any of the foregoing.

24.2 The Seller shall grant to the Buyer and to the Buyer's Accountants, financial advisers, legal counsel, consultants, financing sources, and other authorized representatives, reasonable access during normal business hours for the period from the date hereof to Completion, to all its books, records, business properties and personnel, and, during such period, shall furnish as promptly as practicable to the Buyer (a) a copy of each material report, schedule, and other document filed or received by them pursuant to the requirements of laws and (b) all other information as the Buyer reasonably may request in furtherance of the transactions contemplated hereby, provided that the Buyer shall not disclose any competitively sensitive information (unless the Buyer is legally compelled to do so in which case the Buyer shall provide the Seller with prompt written notice of the legal requirement to disclose so that the Seller may seek a protective order or other appropriate remedy) and provided further, that no investigation pursuant to this Clause 24.2 or otherwise shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement.

24.3 The Buyer shall have the right to have its designated representatives, as identified to the Seller in writing from time to time (the "Designated Buyer Representatives"), present at the principal offices of the Seller during reasonable business hours from the date hereof until Completion. Such Designated Buyer Representatives shall have the right to review and become familiar with the conduct of the Business and shall be available to be consulted and shall have authority on behalf of the Buyer in regard to consultation in regard to Material Decisions (as defined below in this Clause 24.3). The Buyer shall take all reasonable actions necessary to ensure that its Designated Buyer Representatives will be readily available during normal business hours. Without notice to and consultation with the Designated Buyer Representatives (but not subject to their consent), the Buyer shall not take any action involving any Material Decision. "Material Decision" shall mean, for purposes of this Agreement, entering into, terminating, or materially amending or waiving any of the Seller's rights in respect of any of the following to the extent the same may materially affect the Assets or operations of the Business following the Completion:
      (i) any Contract, lease relating to the Property; (ii) any purchase order for products or supplies involving in excess of $5,000 in any instance to be delivered, or the payment for which shall become due, after Completion;
      (iii) the acceptance of any material customer order that deviates in any material respect from the terms and conditions of current pricing policies; (iv) any action to respond to any material customer or regulatory complaint outside of the normal course of business; (v) any general communication with customers related to the Business or the transactions contemplated hereby; or (vi) a material change in pricing, promotional, marketing or any other decision that would affect in any material respect any of the Seller's customary profit margins.

24.4 If for any reason this Agreement is terminated prior to Completion, the provisions of section 12.9 of the North American Agreement shall be deemed to apply to the parties hereunder mutatis mutandis as if the Seller mentioned in the North American Agreement were the Seller and the Purchaser mentioned therein were the Buyer.

24.5 For the purpose of converting any Dollar amount mentioned in this clause 24 into Sterling, the provisions of clause 14.12 shall apply mutatis mutandis save that the date by reference to which the conversion shall be made shall be the date upon which the items in relation to which a Dollar amount is referred to in this clause 24 is incurred.

25.   CONDITION PRECEDENT

25.1 This Agreement is conditional on the North American Agreement becoming unconditional in all respects except only as to any condition directly relating to the Completion of this Agreement, namely the condition referred to in section 9.2.15 of the North American Agreement.

25.2 The parties shall use their reasonable endeavours to procure the satisfaction of the condition set out in Clause 25.1 on or before 10.00 a.m. eastern time on 10 July 2001 or such other date and time as may be mutually agreeable to the parties. The Buyer may waive that condition in whole or in part.

25.3 This Agreement may be terminated at any time prior to Completion without any liability to the other party:

       25.3.1 by the mutual agreement of the parties;

       25.3.2 at the Buyer's option if the condition referred to in this clause 25 has not been satisfied;

       25.3.3 at the Buyer's option if the Seller has breached any Warranty or covenant or other term of this Agreement which cannot be or is not cured prior to the scheduled Completion Date and which breach individually or when aggregated with any other such breaches could have a material adverse effect on the Assets or the results of the operation of the Business;

       25.3.4 at any time following the date hereof if the North American Agreement is ended pursuant to Clause 9.4 thereof; or

       25.3.5 at the Buyer's option if Completion does not occur within thirty days of the date of this Agreement.

25.4 If this Agreement terminates pursuant to clause 25.3 and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and be of no further force or effect and neither party shall be liable to the other save in respect of any breach of its obligations under clause 25.1. For avoidance of doubt, nothing in this agreement shall be deemed to affect the rights of the parties to the North American Agreement as set out in sections 9.5 (b) (c) and (d) thereof.

26.   GOVERNING LAW

26.1 This Agreement shall be governed by and construed in accordance with the laws of England and each of the parties hereto agrees to submit to the non-exclusive jurisdiction of the English Courts as regards any claim or matter arising under this Agreement.

26.2 If a dispute arises under the North American Agreement and such dispute in any way touches or concerns any provision of this Agreement, the parties agree that notwithstanding the provisions of clause 26.1, to the extent that such dispute concerns this Agreement, the provisions in this Agreement so concerned shall be amenable to the governing law set out in section 12.8 of the North American Agreement.

                                   SCHEDULE 1
                                    EMPLOYEES

                                                                                                               Start
Initial Surname    Job Title                      Qualifications                                     DOB       date     Salary
-------------------------------------------------------------------------------------------------------------------------------
WR     Allsopp     Customer Support Engineer      6 CSE's & YTS Basic Electronics Cert               07/02/69  10/01/00  22,500
J      Arnold      Principal Customer Service     3 'O' levels & 2 CSE's & BTEC Mechanical           17/05/67  09/02/98  30,000
                   Engineer                       Engineering
M      Ashton      Credit Controller              Pitmans Book-Keeping Levels 1&2                    21/03/52  15/02/00  17,000
I      Atkin       Sales Manager                  4 'O' Levels & 3 CSE's                             23/11/63  01/07/99  32,000
Z      Austin-York Customer Support Controller &  7 'O' Levels & Pitmans Advanced                    03/06/68  13/05/96  25,000
                   Account Manager                Typing/Shorthand/ISP Diploma
SF     Aylott      Senior Engineer Applications   HNC Industrial Measurment&Control & Programmable   23/03/59  01/06/98  27,500
                                                  Logic Controllers
                                                  City & Guilds Advanced Eng Craft & 200 Eng Craft
                                                  Studies & ONC Engineering
A      Bennett     Senior Customer Service        5 'O' Levels & 4 Highers & HNC                     15/10/73  09/02/98  27,500
                   Engineer                       Mechatronics&Advanced Printed Circuit Assy
N      Best        Sales Manager                  7 'O' Levels                                       16/12/70  08/12/97  30,000
PB     Boyle       Sales & Marketing Manager      4 'O' Levels                                       22/07/69  04/05/99  22,000
D      Davies      Service & Training Manager     6 CSE's & City & Guilds Parts 1&2 Electrical       14/05/66  30/09/96  34,000
                                                  Installations
N      Earthrowl   Customer Support Engineer      8 GCSE's & 1 'O' Level & BTEC First&National       18/07/70  25/04/94  24,500
                                                  Certificate Engineering
                                                  BTEC Higher National Certificate Production
                                                  Engineering
S      Farragher   General Manager & Director     9 'O' Levels & 3 'A' Levels & HND Electronic       09/07/57  01/09/00  55,000
                                                  Engineering & Business Studies
E      Fraser      Customer Support Engineer      ONC Mechanical Engineering & HNC Mechatronics      11/11/71  04/01/00  25,000
N      Godsell     Spares Co-ordinator            NVQ Levels 1&2 Secretarial/Admin &  2'A' Levels    09/11/72  03/07/00  17,000
A      Gordon-
        Cumming    Purchase Ledger Controller     Pitmans Secretarial & Advanced Book-Keeping        06/10/48  16/02/98  17,000
R      Green       Sales & Marketing Co-ordinator 6 CSE's                                            01/03/70  03/07/00  15,000
N      Harding     DVT Engineer S/W & IT Manager  8 GCSE's & EnTra Cert General Eng                  02/11/73  22/02/93  22,500
                                                  Appreciation&Electronic Eng Applications
                                                  BTEC National Certificate Engineering & Diploma
                                                  Personal Computer Repair
AE     Hughes      Electical/Electronics          9 GCSE's                                           02/03/83  01/05/00   8,000
                   Apprentice
IM   Lennox-Gordon Materials Controller           4 'O' Levels & 5 'O' Levels & RSA Stage II         21/04/62  04/10/99  24,000
                                                  English Language
R      Lynch       Operations Manager             3 CSE's & 4 GCE's & NVQ Level 2                    13/02/59  29/09/97  25,000
                                                  Wholesaling,Wharehousing&Stores
S      Manroy      Senior Customer Service        6 CSE's & BTEC National Diploma Computer Studies   22/01/68  07/10/96  27,500
                   Engineer                       & METEL (Wiring Regs)
I      Mason       Senior Storeman                Fork lift licence                                  21/10/66  08/06/98  14,420
J      McNair      Principal Engineer             5 'O' Levels & ONC Electrical/Electronic           01/06/62  04/05/99  30,000
                   Applications                   Engineering
I      Parkinson   Financial Director             BSC Metallurgy & Material Science & Association    28/07/63  05/10/98  40,000
                                                  of Chartered Accountancy
N      Partridge   Stock Controller               Fork lift licence                                  19/07/46  03/06/96  17,500
R      Korhonen    Northern European Service                                                         01/08/67  02/01/01  34,000
                   Engineer
NM     Rolfe       Mechanical Assembler           City & Guilds Electronic Servicing & YTS           10/05/68  22/10/97  15,750
                                                  Electronic&Mechanical Fitting
PG     Rosier      Mechanical Assembler           City & Guilds Mechanical/Electrical Motor Industry 05/04/63  20/10/97  15,000
G      Ross        Financial Accountant           RSA Stage II Accounting,Cost                       07/05/51  06/11/95  27,000
                                                  Accounting,Arithmetic,Communications
R      Searle      Mechanical Assembler           City & Guilds Electrical Installation & NVQ Level  24/04/74  06/09/95  15,750
                                                  3
AD     Serpa       Mechanical Assembler           9 'O' Level equivalent & Diploma in Electronics    06/03/70  02/10/00  13,750
S      Shaw        Service Engineer               7 GCSE's & City & Guilds Engineering Technology,   20/03/72  06/11/00  21,000
                                                  General Eng, Communication
                                                  Mechanical Prod Technology&Practical, Toolmaking
                                                  & NVQ Level 3 Eng Manuf
D      Sibley      Reflow Development Manager     5 'O' Levels & ONC Electronic Engineering          14/11/582  8/02/94  37,000
                                                  City & Guilds Electronic Servicing/Telecom
                                                  Engineering
PJ     Thomas      Business Manager - Reflow      8 GCSE's & BTEC National Business/Leisure Studies  26/09/712  3/08/93  30,000
                                                  & CIMA Level 2
RP     Truss       Mechanical Assembler           7 GCSE's & City & Guilds Electronic Systems        09/02/733  1/01/00  14,000
G      Vaughan     Design & Verification Engineer City & Guilds Mechanical Engineering               06/12/441  2/05/97  18,500
M      Walsh       Customer Support Engineer      10 GCSE's  ONC Electronics&Mechanical & NVQ IV     26/11/761  0/07/00  20,600
                                                  Support to Manufacture
N      Ward        Production Manager             City & Guilds Mechanical Engineering               22/11/700  5/02/96  20,000
R      Ward        Principal Customer Service     5 'O' Levels & ONC Control Engineering & HNC       13/06/701  5/06/98  30,000
                   Engineer                       Electronics
IT     White       Technical Sales &              4 'O' Levels & 3 CSE's                             13/06/611  2/07/93  37,000
                   Applications Manager

                                                                                                               Start
Initial Surname    Job Title                      Qualifications                                     DOB       date     Salary
-------------------------------------------------------------------------------------------------------------------------------

WR     Allsopp     Customer Support Engineer      6 CSE's & YTS Basic Electronics Cert               07/02/691  0/01/00  22,500
J      Arnold      Principal Customer Service     3 'O' levels & 2 CSE's & BTEC Mechanical           17/05/670  9/02/98  30,000
                   Engineer                       Engineering
M      Ashton      Credit Controller              Pitmans Book-Keeping Levels 1&2                    21/03/521  5/02/00  17,000
I      Atkin       Sales Manager                  4 'O' Levels & 3 CSE's                             23/11/630  1/07/99  32,000
Z      Austin-York Customer Support Controller &  7 'O' Levels & Pitmans Advanced                    03/06/681  3/05/96  25,000
                   Account Manager                Typing/Shorthand/ISP Diploma
SF     Aylott      Senior Engineer Applications   HNC Industrial Measurment&Control & Programmable   23/03/590  1/06/98  27,500
                                                  Logic Controllers
                                                  City & Guilds Advanced Eng Craft & 200 Eng Craft
                                                  Studies & ONC Engineering
A      Bennett     Senior Customer Service        5 'O' Levels & 4 Highers & HNC                     15/10/73  09/02/98  27,500
                   Engineer                       Mechatronics&Advanced Printed Circuit Assy
N      Best        Sales Manager                  7 'O' Levels                                       16/12/70  08/12/97  30,000
PB     Boyle       Sales & Marketing Manager      4 'O' Levels                                       22/07/69  04/05/99  22,000
D      Davies      Service & Training Manager     6 CSE's & City & Guilds Parts 1&2 Electrical       14/05/66  30/09/96  34,000
                                                  Installations
N      Earthrowl   Customer Support Engineer      8 GCSE's & 1 'O' Level & BTEC First&National       18/07/70  25/04/94  24,500
                                                  Certificate Engineering
                                                  BTEC Higher National Certificate Production
                                                  Engineering
S      Farragher   General Manager & Director     9 'O' Levels & 3 'A' Levels & HND Electronic       09/07/57  01/09/00  55,000
                                                  Engineering & Business Studies
E      Fraser      Customer Support Engineer      ONC Mechanical Engineering & HNC Mechatronics      11/11/71  04/01/00  25,000
N      Godsell     Spares Co-ordinator            NVQ Levels 1&2 Secretarial/Admin &  2'A' Levels    09/11/72  03/07/00  17,000
A      Gordon-
        Cumming    Purchase Ledger Controller     Pitmans Secretarial & Advanced Book-Keeping        06/10/48  16/02/98  17,000
R      Green       Sales & Marketing Co-ordinator 6 CSE's                                            01/03/70  03/07/00  15,000
N      Harding     DVT Engineer S/W & IT Manager  8 GCSE's & EnTra Cert General Eng                  02/11/73  22/02/93  22,500
                                                  Appreciation&Electronic Eng Applications
                                                  BTEC National Certificate Engineering & Diploma
                                                  Personal Computer Repair
AE     Hughes      Electical/Electronics          9 GCSE's                                           02/03/83  01/05/00   8,000
                   Apprentice
IM   Lennox-Gordon Materials Controller           4 'O' Levels & 5 'O' Levels & RSA Stage II         21/04/62  04/10/99  24,000
                                                  English Language
R      Lynch       Operations Manager             3 CSE's & 4 GCE's & NVQ Level 2                    13/02/59  29/09/97  25,000
                                                  Wholesaling, Wharehousing & Stores
S      Manroy      Senior Customer Service        6 CSE's & BTEC NAtional Diploma Computer Studies   22/01/68  07/10/96  27,500
                   Engineer                       & METEL (Wiring Regs)
I      Mason       Senior Storeman                Fork lift licence                                  21/10/66  08/06/98  14,420
J      McNair      Principal Engineer             5 'O' Levels & ONC Electrical/Electronic           01/06/62  04/05/99  30,000
                   Applications                   Engineering
I      Parkinson   Financial Director             BSC Metallurgy & Material Science & Association    28/07/63  05/10/98  40,000
                                                  of Chartered Accountancy
N      Partridge   Stock Controller               Fork lift licence                                  19/07/46  03/06/96  17,500
R      Korhonen    Northern European Service                                                         01/08/67  02/01/01  34,000
                   Engineer
NM     Rolfe       Mechanical Assembler           City & Guilds Electronic Servicing & YTS           10/05/68  22/10/97  15,750
                                                  Electronic&Mechanical Fitting
PG     Rosier      Mechanical Assembler           City & Guilds Mechanical/Electrical Motor Industry 05/04/63  20/10/97  15,000
G      Ross        Financial Accountant           RSA Stage II Accounting,Cost                       07/05/51  06/11/95  27,000
                                                  Accounting,Arithmetic,Communications
R      Searle      Mechanical Assembler           City & Guilds Electrical Installation &            24/04/74  06/09/95  15,750
                                                  NVQ Level 3
AD     Serpa       Mechanical Assembler           9 'O' Level equivalent & Diploma in Electronics    06/03/70  02/10/00  13,750
S      Shaw        Service Engineer               7 GCSE's & City & Guilds Engineering Technology,   20/03/72  06/11/00  21,000
                                                  General Eng, Communication
                                                  Mechanical Prod Technology&Practical, Toolmaking
                                                  & NVQ Level 3 Eng Manuf
D      Sibley      Reflow Development Manager     5 'O' Levels & ONC Electronic Engineering          14/11/58  28/02/94  37,000
                                                  City & Guilds Electronic Servicing/Telecom
                                                  Engineering
PJ     Thomas      Business Manager - Reflow      8 GCSE's & BTEC National Business/Leisure Studies  26/09/71  23/08/93  30,000
                                                  & CIMA Level 2
RP     Truss       Mechanical Assembler           7 GCSE's & City & Guilds Electronic Systems        09/02/73  31/01/00  14,000
G      Vaughan     Design & Verification Engineer City & Guilds Mechanical Engineering               06/12/44  12/05/97  18,500
M      Walsh       Customer Support Engineer      10 GCSE's  ONC Electronics&Mechanical & NVQ IV     26/11/76  10/07/00  20,600
                                                  Support to Manufacture
N      Ward        Production Manager             City & Guilds Mechanical Engineering               22/11/70  05/02/96  20,000
R      Ward        Principal Customer Service     5 'O' Levels & ONC Control Engineering & HNC       13/06/70  15/06/98  30,000
                   Engineer                       Electronics
IT     White       Technical Sales &              4 'O' Levels & 3 CSE's                             13/06/61  12/07/93  37,000
                   Applications Manager



                                   SCHEDULE 2

                                   WARRANTIES

1     CAPACITY

1.1 The Seller has the requisite power and authority to enter into and perform this Agreement.

1.2 The operation of the Business does not as far as the Seller is aware, infringe the rights of any third party or give rise to the payment of any royalty or similar payment.

1.3 The Seller has not given any person any power of attorney or any other authority (express, implied or ostensible) in connection with the Business which remains effective to enter into any commitment on its behalf (other than to Employees to enter into routine trading contracts in the usual course of their duties) in connection with or in relation to the Business.


2     Arrangements between the Business and the SELLER'S associates

      There are in existence no contracts, arrangements, engagements, orders or liabilities outstanding or remaining in whole or in part to be performed affecting the Business between the Seller and any Associate of the Seller.

3     OTHER INTERESTS OF THE SELLER'S ASSOCIATES

3.1 No Associate of the Seller has or intends to acquire any interest, direct or indirect, in any business which has a close trading relationship with or which competes or is likely to compete with the Business.

4     ACCURACY AND ADEQUACY OF INFORMATION

4.1 The information contained in Schedules 1, 3 and 4 to this Agreement is accurate and complete.

4.2 So far as the Seller is aware, all information contained in the Disclosure Letter was when given and remains true and accurate and is not misleading because of any omission and where the information is expressed as an opinion, it is truly and honestly held and not given casually, recklessly or without due regard for its accuracy.

5     INSOLVENCY

5.1 No distress, execution or other process has been levied against the Seller in relation to the Business or the Assets nor action taken to repossess any goods of the Business in the Seller' possession.

5.2 No receiver (including an administrative receiver), trustee or administrator has been appointed of the whole or any part of the Assets or undertaking of the Seller which relates to or would or might affect the Business or the Assets and the Seller is not aware of any circumstances likely to give rise to the appointment of any such receiver, trustee or administrator.

5.3 The Seller has not been a party to any transaction with any third party or parties which relates to or would or might affect the Business or any of the Assets and which would, if any such third party went into liquidation or had a bankruptcy or administration order made in relation to it, constitute (in whole or in part) a transaction at an undervalue, preference or invalid floating charge or otherwise would or might constitute any other transaction or transfer at an undervalue or involving an unauthorised reduction of capital.

6     MANAGEMENT ACCOUNTS

6.1 The Accounts fairly reflect the trading position of the Seller in relation to the Business as at the date and for the period to which they relate and are not affected by any extraordinary exceptional, unusual or non-recurring income, capital gain or expenditure or by any other factor known by the Seller rendering profits or losses for the period covered exceptionally high or low.

7     EVENTS SINCE THE ACCOUNTS DATE

7.1 Since the Accounts Date there has been no material adverse change in:

      7.1.1 the financial or trading position or prospects of the Business;

      7.1.2 the value or state of assets; or

      7.1.3 in the turnover, direct or indirect expenses or the margin of profitability of the Business as compared with the position disclosed for the equivalent period of the last financial year.

7.2 The Seller has since the Accounts Date carried on the Business in the ordinary course and without interruption, so as to maintain it as a going concern.

8     CONTRACTS AND COMMITMENTS

8.1 A true and complete copy of the Seller's standard terms and conditions has been given to the Buyer.

8.2   None of the Contracts:

      8.2.1 is expected to have material adverse consequences in terms of expenditure or revenue;

      8.2.2 relate to matters outside the ordinary course of the Business or were entered into other than on arms length terms;

      8.2.3 can be terminated in the event of any change in the underlying ownership or control of it or would be materially affected by such change; or

      8.2.4 cannot readily be fulfilled or performed by the Seller on time on the basis of the Seller's current lead times and profit margins.

8.3 In relation to the Business there are no outstanding bids, tenders, sales or service proposals which are material or which, if accepted, would be likely to result in a loss.

8.4 The Seller is unaware of any actual, potential or alleged breach, invalidity, grounds for termination, grounds for rescission, grounds for avoidance or grounds for repudiation of any Contract.

8.5   Since the Accounts Date:

      8.5.1 The Seller has carried on the Business in its ordinary and usual course without any interruption or alteration in its nature, scope or manner as regards its nature and manner so as to maintain the same as a going concern.

      8.5.2 No substantial customer of the Business (that is a customer whose business represents five per cent or more of the turnover of the Business in the period of 12 months to the Accounts Date) has ceased or materially reduced its relationship with the Business and the Seller has no actual knowledge that any such customer will terminate or materially reduce such relationship.

      8.5.3 The Seller has not been required to offer to customers any discounts or rebates in relation to Stock and the Seller has not entered into any commitments or arrangements with any of their customers in relation to price, discount or credit terms which commitment or arrangement extend beyond 3 months from the Completion Date.

      8.5.4 The Seller has not entered into any capital transaction in excess of (pound)10,000 individually or (pound)75,000 in aggregate with regard to the Business as vendor, buyer, lessor, lessee or otherwise undertaken any material commitment in relation to the Business.

      8.5.5 In connection with the Business there has been no change in the manner or time of payment of creditors or the issue of invoices or collection of debts, or in the quantities of stock bought or agreed to be bought, or manufactured, stored, sold or agreed to be sold by the Seller, or in the level of borrowing or working capital requirements of the Business.

9     PRODUCT LIABILITY

      In relation to the Business, the Seller has not sold or provided any product or service which does not in every respect comply with all applicable laws, regulations or standards in the United Kingdom and, so far as the Seller is aware, elsewhere or which is defective in any material respect or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it to the extent that any liability to third parties arising as a result thereof is not covered by the Maintenance Contracts and exceeds US$ 165,000.

10    LICENCES AND CONSENTS

10.1 The Seller has not been required to hold or obtain any licences, consents, permissions, authorisations and approvals required for the carrying on of the Business other than have been disclosed to the Buyer and all of them that have been obtained by it are in full force and effect.

10.2 During the last three years and as far as the Seller is aware, all reports, returns and information required by law or as a condition of any licence, consent, permission, authorisation or approval required to be made or given to any person or authority in connection with the Business have been made or given to the appropriate person or authority and there are no circumstances which indicate that any licence, consent, permission, authorisation or approval might not be renewed in whole or in part or is likely to be revoked, suspended or cancelled or which may confer a right of revocation, suspension or cancellation.

11    COMPETITION AND TRADE REGULATION LAW

11.1 In relation to the Business, the Seller is not nor has it, so far as the Seller is aware, been party to, or is or have been concerned in any agreement or arrangement, or is conducting or has conducted itself, whether by omission or otherwise, in a manner which:

        11.1.1 contravenes, is invalidated in whole or in part or has been, or should have been, registered under the Restrictive Trade Practices Acts 1976 and 1977;

        11.1.2 contravenes the provisions of the Resale Prices Act 1976, the Trade Description Acts 1968 and 1972, the Fair Trading Act 1973 or any secondary legislation made under either of those Acts; or

        11.1.3 infringes Articles 81 or 82 of the Treaty of Rome (formerly Articles 85 and 86 respectively) or any regulation or directive made under them or any other anti-trust or similar legislation in any jurisdiction in which the Business is carried on or where its activities may have any effect.

11.2  In relation to the Business, the Seller has not:

        11.2.1 given an undertaking to, or is subject to, any order of or investigation by, or has received any request for information from;

        11.2.2 received any process, notice or communication, formal or informal by or on behalf of; or

        11.2.3 been or is a party to, or is or has been concerned in, any agreement or arrangement in respect of which an application for negative clearance and/or exemption has been made to;

      the Office of Fair Trading, the Monopolies and Mergers Commission, the Secretary of State, the European Commission or any other governmental or other authority, department, board, body or agency of any country having jurisdiction in anti-trust or similar matters in relation to the Business.

12    LITIGATION AND DISPUTES

12.1 Except for actions to recover any debt incurred in the ordinary course of the business owed to the Seller where each individual debt and its costs outstanding amounts to less than (pound)10,000:

        12.1.1 neither the Seller nor, as far as the Seller is aware, any person for whose acts the Seller may be liable are in relation to the Business engaged in any litigation, arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise;

        12.1.2 no litigation, arbitration, administrative or criminal proceedings by or against the Seller or, as far as the Seller is aware, any person for whose acts it may be liable relating to the Business are threatened or expected and, as far as the Seller is aware, none are pending; and

        12.1.3 so far as the Seller is aware there are no facts or circumstances likely to give rise to any litigation, arbitration, administrative or criminal proceedings against the Seller or any person for whose acts they may be liable in relation to the Business.

12.2 The Seller is not in relation to the Business subject to any order or judgement given by any court or governmental or other authority, department, board, body or agency or has not been a party to any undertaking or assurance given to any court or governmental or other authority, department, board, body or agency which is still in force, nor are there any facts or circumstances likely to give rise to it becoming subject to such an order or judgement or to be a party to any such undertaking or assurance.

13    CHARGES AND ENCUMBRANCES OVER THE ASSETS

13.1 No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the Assets is outstanding and, apart from this Agreement, there is no agreement or commitment to give or create any of them and no claim has been made by any person to be entitled to any of them.

13.2 The Seller has not received notice from any person intimating that it will enforce any security which it may hold over any of the Assets and so far as the Seller is aware there are no circumstances likely to give rise to such a notice.

14    INTELLECTUAL PROPERTY RIGHTS

14.1 There are no Intellectual Property Rights of which the Seller is or has applied to be registered as proprietors in respect of the Business.

14.2 The Seller has not, as far as it is aware, infringed the Intellectual Property Rights, of any person or entity.

14.3 No licences, registered user or other rights have been granted or agreed to be granted by the Seller to any person in respect of any Intellectual Property Right.

14.4 So far as the Seller is aware, none of the processes employed in the Business, or products or services supplied by the Business infringes any rights of any third party relating to Intellectual Property nor makes the Seller liable to pay a fee or royalty and no claims have been made, threatened or so far as the Seller is aware are pending, in relation to such Intellectual Property Right against it.

14.5 So far as the Seller is aware and except in the ordinary course of business and on a confidential basis, no disclosure has been made of any of the confidential information, know-how, technical processes, financial or trade secrets or customer or supplier lists of the Business.

14.6 Any names used by the Business are contained in the Disclosure Letter and so far as the Seller is aware do not infringe the rights of any person.

15    EMPLOYEES

15.1 Complete and accurate details of the identities of all the Employees, their dates of birth and commencement of employment, their remuneration (including bonus, commission, profit sharing, permanent health insurance, medical expenses insurance, life assurance and pension benefits if any), notice periods and any agreements or arrangements for the payment of compensation on termination of employment have been supplied to the Buyer.

15.2 The Seller has maintained up-to-date, records regarding the service and terms and conditions of employment of each of the Employees.

15.3 The Seller has disclosed to the Buyer a true and complete copy of the standard form contract on which all Employees are employed.

15.4 Since the Accounts Date there has been no material alteration in the terms of employment or any material change in the number of the Employees.

15.5 So far as the Seller is aware, other than salary for the current month and accrued holiday pay, no amount is owing to any Employee.

15.6 No Employee has given notice or is under notice of dismissal nor are there any service contracts between the Seller and any of the Employees which cannot be terminated by the Seller by 12 weeks notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment).

15.7 Apart from the Employees, so far as the Seller is aware, no other person is employed in connection with the Business or was prior to Completion so employed and whose employment was terminated in connection with the sale contemplated by this Agreement.

16    INDUSTRIAL RELATIONS

16.1 In relation of the Business, the Seller is not a party to any contract, agreement or arrangement with any trade union or other body or organisation representing any of the Employees.

16.2 So far as the Seller is aware, in relation to the Employees, the Seller has complied with all conditions of service, where relevant, all collective agreements and recognition agreements and material customs and practices.

16.3 No dispute has arisen between the Seller and a material number or category of the Employees nor are there any present circumstances known to the Seller which are likely to give rise to any such dispute.

17    PENSIONS

17.1 The Seller has no plans, schemes or arrangements in relation to death, disability or retirement of any of the Employees.

17.2 No death, disability or retirement gratuity is currently being paid or has been promised nor will pending Completion be paid or promised by the Seller to or in respect of any Employee.

18    TAX

18.1 None of the Assets are such that they are, have been or could be subject to the capital goods scheme under the Value Added Tax Act 1994 ("VATA").

18.2 The Seller has not elected to waive exemption for VAT purposes, and is not aware of any election to waive exemption made by any other person, in respect of any land or buildings comprised in the Business.

18.3 None of the Assets agreed to be sold under this Agreement are the subject of any security in favour of HM Customs & Excise under paragraph 4 of
      Schedule 11 VATA or section 157 of the Customs and Excise Management Act 1979.

18.4 All proper records have been kept and all proper returns and payments have been made as required by law for the purposes of VAT in connection with the Business.

18.5 None of the Assets agreed to be sold under this Agreement are the subject of any distraint, charge, power of sale or mortgage in favour of the Inland Revenue for the purposes of inheritance tax nor are there any circumstances which may give rise to the same.

19    LEASEHOLD

      The Lease is valid and in full force and there are no circumstances of which the Seller is aware which would entitle any landlord or other person to exercise any power of entry or take possession of the Property.

19.1 The Seller has paid the rent and has substantially observed and performed the material covenants on the part of the tenant and the material conditions contained in the Lease and the last demand (or receipt for rent if issued) was unqualified.

19.2 All licences, consents and approvals required from the landlords and any superior landlords for the grant of the Lease and during the continuance of the Lease have been obtained and any covenants on the part of the tenant contained in those licences, consents and approvals have been duly performed and observed.

19.3 The Seller has used and occupied the Property since 1994 without having been made aware of any breach of planning legislation in relation to the Property

20    TITLE

21.1 There is no lien, underlease, tenancy, licence, option, right of pre-emption, affecting the Property;

21.2 All fixtures, fittings, plant and equipment (other than tenants' property and meters and other equipment belonging to suppliers of telephone, electricity, gas and water services) are the Seller's own absolute property free from encumbrances.

21.3 Any replies given by or on behalf of the Seller to enquiries before contract raised by or on behalf of the Buyer relating in any way to the Property are true complete and accurate in all respects and contain all information known or available to the Seller.

21    Contamination

22.1 So far as the Seller is aware, (not having made any examinations or investigations as to the environmental state and condition of the Property) the Seller has not done anything to contaminate the Property during its period of occupation.

22    ENVIRONMENTAL MATTERS

23.1 So far as the Seller is aware, no Environmental Consents are required in relation to its business

23.2 The Seller has never received any notification or informal indication that any Environmental Consents will be required under Environmental Law in order for it to continue its present business.

23.3 The Seller (and each of its officers, employees and agents in the course of its business) has complied with all applicable Environmental Laws and has never received any notification under Environmental Law requiring it to take or omit to take any action

23.4 The Seller has not been threatened with any investigation or enquiry by any organisation, or received any complaint, in connection with the Environment.

24    CONDITION OF THE PROPERTY

24.1 The Seller has enjoyed unrestricted access over Halifax Road leading to the industrial estate of which the Property forms part during its occupation of the Property.

24.2 The Property enjoys the mains services of water, drainage, electricity and gas.

                                   SCHEDULE 3



                                 EXCLUDED ASSETS



1. All Contracts for the provision of goods or services to persons resident in Germany.

2.    Cash

3.    Any interest the Seller has in any real property other than the Property

4.    All Book Debts

5.    Lease in relation to premises at 28 Britten Road, Reading.

6.    Agreement with Rubroeder Factory Automation GmbH.

7. All contracts of insurance other than employers liability, car and travel insurances.

8.    The Creditors

9.    All deposits for apartments and other real property

10.   The duty deferment bond

11.   All staff advances

12.   All debit balances in accounts payable

13. All provision for warranty parts returns to the extent that they represent inter company balances with QSC

14.   Any proceeds resulting from the Zevatech litigation.

                                   SCHEDULE 4

                                  THE CONTRACTS

Counterparty                  Approximate Value     Comment
------------                  -----------------     -------

1. Outstanding Customer Agreements





2. Maintenance Contracts

Siemens                           (pound)24,600    Invoiced and booked
                                                   until end September 2001

Avery Berkel                       (pound)1,065    Invoiced and booked
                                                   until end December 2001

Deepsea                            (pound)9,274    Invoiced and booked
                                                   until February 2002

Via Systems                       (pound)12,555    Invoiced and booked
                                                   until February 2002

Kenure                             (pound)5,550    Invoiced and booked
                                                   until February 2002

Control Equipment                  (pound)8,100    Invoiced and booked
                                                   until April 2002

Caradon Trend                     (pound)13,750    Invoiced and booked
                                                   until March 2002

BAe                                (pound)7,631    Invoiced and booked
                                                   until March 2002

3. Outstanding Supply Contracts

      In addition:-

      o There is a spares backlog of about (pound)20,000 to (pound)40,000 in total from suppliers other than Quad Systems Corporation and of about US$39,612 from Quad Systems Corporation.

      o     Any supply relating to the Kanban agreements.

4. The Collaborative Research and Licence Agreement between the Seller and Loughborough University

5.    Axus / Lex Vehicle Leasing contracts

AS WITNESS the respective signatures of the parties or their duly authorised signatories on behalf of the parties hereto the date first above written



EXECUTED and DELIVERED            )

as a DEED by                      )

QUAD EUROPE LIMITED               )

Acting by two directors           )









EXECUTED and DELIVERED            )

as a DEED by                      )

TYCO ELECTRONCS UK LIMITED        )

Acting by two directors           )